Exhibit 99.1

News Release

Weatherford Reports Second Quarter 2017 Results

BAAR, SWITZERLAND, July 28, 2017 - Weatherford International plc (NYSE: WFT) reported a net loss of $171 million, or a loss of $0.17 per share, and a non-GAAP net loss of $282 million before charges and credits ($0.28 non-GAAP loss per share) on revenues of $1.36 billion for the second quarter of 2017.

Second Quarter 2017 Highlights

•	Excluding the adjustment related to a change in our revenue recognition in Venezuela, operating margins improved by 400 basis points sequentially;

•	Net cash used in operating activities was $62 million, a sequential improvement of 65%;

•	OneStimSM joint venture with Schlumberger on track to close in the second half of 2017;

•	Signed a Memorandum of Understanding (MOU) with Saudi Aramco, advancing localization in Saudi Arabia; and

•	Signed a technology cooperation agreement with Gazprom Neft intended to further develop current business relationships and collaborations between the two companies.

Mark A. McCollum, President and Chief Executive Officer, commented, “I am pleased that our team has delivered a solid second quarter performance. We generated significantly higher incrementals, improved our cash flow compared to the previous quarter and provided our customers with nearly flawless service quality execution. Looking forward, I see a lot of opportunities for further performance improvements, and we have initiated several projects to unlock and accelerate these opportunities to drive stronger financial results and meaningfully reduce our debt and increase market share. We have great technology, a global presence, outstanding collaborative customer relationships and a high-caliber workforce, allowing us to be a partner of choice for our customers in many basins around the world.”

McCollum continued, “The compelling strength of our fundamental qualities suggests an attractive upside and, by better aligning our strengths, we will soon have a more focused and effective organization, forging a solid path towards improving returns and renewing shareholder trust and value.”

	Three Months Ended			Change
(In Millions, Except Per Share Amounts)	6/30/2017	3/31/2017	6/30/2016	Sequential	Year-on-Year
Total Segment Results
Revenues *	$1,363	$1,386	$1,402	(2)%	(3)%
Segment Operating Loss *	$(39)	$(52)	$(66)	26%	41%
Segment Operating Margin	(2.8)%	(3.8)%	(4.7)%	95 bps	185 bps
Adjusted Segment Operating Loss **	$(39)	$(52)	$(116)	26%	67%
Adjusted Segment Operating Margin **	(2.8)%	(3.8)%	(8.3)%	95 bps	548 bps
Adjusted Segment Incrementals ***				60%	198%

Net Loss	$(171)	$(448)	$(565)	62%	70%
Non-GAAP Net Loss	$(282)	$(318)	$(253)	12%	(11)%

Diluted Loss per Share	$(0.17)	$(0.45)	$(0.63)	62%	73%
Non-GAAP Diluted Loss per Share	$(0.28)	$(0.32)	$(0.28)	12%	----%
* Revenues and Segment Operating Loss in the second quarter of 2017 include a $42 million reduction in revenue and operating income for the change in revenue recognition in Venezuela. Excluding this adjustment, the second quarter 2017 total results would have been $1.405 billion in Revenues and $3 million in Segment Operating Income.
** Adjusted Segment Operating Loss and Margin here and elsewhere in this filing are non-GAAP measures and exclude the first quarter 2016 charges and second quarter 2016 income on the Zubair contract.
*** Adjusted Segment Incrementals here and elsewhere in this press release are calculated by taking the change in adjusted segment operating loss over the change in revenues.

“We believe our industry will remain range bound within this ‘medium-for-longer’ price level for some time, until production growth is moderated. In the interim, we expect continuous short-term cyclical fluctuations. Adapting to this likely new paradigm, our industry must transform itself. We will continue to push innovation, both from a technical and a business model perspective, and we will deliver operational excellence to bring the cost of production down to a point at which all participants can make a decent return.

To improve our position and drive better results, there are plenty of things well within our ability to execute. We will accelerate our mission to become a more focused and efficient company, and we are committed to a path of greater profitability, reliability and consistency within our organization. Ensuring flawless execution, discipline and accountability will be at the center of what we do. As we move forward toward reliable and sustainable performance, Weatherford will achieve new levels of success for our employees, customers and shareholders.”

Second Quarter 2017 Results

Revenue for the second quarter of 2017 was $1.36 billion compared with $1.39 billion in the first quarter of 2017, or a 2% decrease, and was 3% lower than the $1.40 billion of revenue reported in the second quarter of 2016. Sequentially, North America revenue decreased 3% due to the seasonal slowdown in Canada, partially offset by an increase in the U.S. International revenue declined 2% sequentially, led by a previously disclosed change in accounting for revenue in Venezuela, which was almost entirely offset by improved results and activity in the Middle East and Russia. Land Drilling Rigs revenue improved 13% sequentially.

During the second quarter, Weatherford determined that the expected duration to collect revenue from its largest customer in Venezuela significantly exceeded the contractual payment terms and represents an implied financing arrangement. Accordingly, the Company modified its revenue recognition with this customer in the second quarter to record a discount reflecting the time value of money and accreting the discount as interest income over the expected collection period using the effective interest method. The impact of this change on the second quarter reduced revenue and increased operating loss by $42 million and reduced net income by $35 million ($0.04 diluted net loss per share). Absent this adjustment, sequential revenue improved 1% and International revenue improved 3%.

Net loss for the second quarter of 2017 was $171 million (diluted net loss of $0.17 per share), compared to a $448 million loss in the first quarter of 2017 (diluted net loss of $0.45 per share), and a $565 million loss in the second quarter of the prior year (diluted net loss of $0.63 per share).

Non-GAAP adjusted net loss for the second quarter of 2017 was $282 million (non-GAAP diluted net loss of $0.28 per share), compared to a non-GAAP $318 million loss in the first quarter of 2017 (non-GAAP diluted net loss of $0.32 per share) and a non-GAAP $253 million loss in the second quarter of the prior year (non-GAAP diluted net loss of $0.28 per share). Excluding the impact of the Venezuela revenue recognition adjustment, non-GAAP adjusted net loss for the second quarter was $0.24 per share.

Non-GAAP adjustments, net of tax, of $111 million of income for the second quarter include:

•	$127 million in income related to the fair value adjustment of the outstanding warrant;

•	$29 million in severance and restructuring charges; and

•	$13 million of income from other charges and credits.

Segment operating margins improved 95 basis points sequentially and 400 basis points excluding the impact of the change in Venezuela revenue recognition due to activity increases in the U.S., Middle East and Russia. On a product line basis, Artificial Lift, Reservoir Solutions, Land Drilling Rigs and Drilling Services drove the margin improvements. Year-on-year segment operating margin improved 185 basis points due to reduced operating expenses from the shutdown of Pressure Pumping operations in North America, realization of savings from cost reduction measures, and increased activity in the U.S. and Russia. Excluding the second quarter 2016 income on the Zubair contract, adjusted segment operating margin improved 548 basis points.

Cash Flow and Financial Covenants

Net cash used in operating activities was $62 million for the second quarter of 2017, including $107 million of debt interest payments, $40 million of cash severance and restructuring costs, and $30 million of SEC legal settlement costs, partially offset by $93 million of positive cash inflows from collection of other receivables, insurance proceeds and favorable legal settlements. Capital expenditures of $42 million increased slightly by $2 million or 5% sequentially, and increased $11 million or 35% from the same quarter in the prior year. We remain in compliance with our financial covenants as defined in our revolving and secured term loan credit facilities as of June 30, 2017. Based on our current financial projections, we believe we will continue to remain in compliance with these covenants for the remainder of 2017.

Technology Highlights

Weatherford announced the commercial release of the following technologies during the quarter:

•
The ForeSite™ production optimization platform combines physics-based models with advanced data analytics to improve performance across wells, reservoirs and surface facilities. This release is the first in a series of integrated software offerings that will combine proven Weatherford production optimization technologies with the Internet of Things, cloud computing and advanced analytics to enable complete asset management.

•
The Raptor™ 2.0 cased-hole evaluation system, which has been tested and proven in more than 200 field runs, combines a pulsed-neutron wireline logging device with advanced petrophysical workflows. The system provides enhanced actionable reservoir data and enables operators to identify and quantify reserves in conventional and tight-gas reservoirs during completion, production and rejuvenation operations.

•
A premium version of the RipTide® RFID drilling reamer incorporates advanced cutter technology developed through collaborative efforts between Weatherford and US Synthetic, a leading provider of polycrystalline diamond cutters for the oil and gas industry. As part of the collaborative project, Weatherford developed the ReamSync™ borehole enlargement performance system, which includes a predictive cutter and formation interaction software used in the design of cutter blocks.

•
The WFX0 system is the industry’s first fully integrated gravel-pack system to achieve an API/ISO V0 rating, which validates that it has been tested to the industry’s highest standards with zero gas leakage. By leveraging several V0-rated Weatherford technologies including the TerraForm® packer, the system enables gravel-pack completion of multiple openhole zones in a single trip and achieves cased-hole functionality in an openhole environment.

Region and Segment Highlights

North America

	Three Months Ended			Change
(In Millions)	6/30/2017	3/31/2017	6/30/2016	Sequential	Year-on-Year
North America
Revenues	$475	$490	$401	(3)%	18%
Segment Operating Income (Loss)	$2	$(18)	$(101)	114%	103%
Segment Operating Margin	0.5%	(3.7)%	(25.2)%	428 bps	2,570 bps

Second quarter revenues of $475 million were down $15 million or 3% sequentially, and up $74 million, or 18%, over the same period last year. Sequential revenues decreased primarily due to the seasonal spring break-up in Canada offset by an increase in revenue across all product lines in the U.S. as a result of the increased drilling and completion activity. Excluding the impact of the U.S. Pressure Pumping operations that shut down during the fourth quarter 2016, year-on-year revenues improved 37%.

Second quarter segment operating income of $2 million (0.5% margin) improved by $20 million sequentially from a loss of $18 million (-3.7% margin). Sequential margin improvement was driven by a lower cost structure in the U.S. associated with a favorable product mix and partially offset by the seasonal slowdown in Canada. Compared to the same period last year, second quarter segment operating income improved by $103 million or 103% due to increased activity levels, a significantly lower loss in Pressure Pumping following the shut-down of operations in the fourth quarter of 2016 and the realization of significant savings from cost cutting measures taken over the past quarters.

Operational highlights in North America during the second quarter include:

•
In the Permian Basin, Weatherford is increasingly installing Rotaflex® long-stroke pumping units as an alternative to or replacement for electric submersible pump (ESP) systems. Rotaflex units are especially well suited to unconventional applications, have a much longer run life and can reduce energy costs by 30% to 50% compared to ESP systems.

•
Contracts for Artificial Lift systems remained strong in Western Canada. In addition to the contract for more than 40 pumping units reported in Q1, Weatherford was awarded 76 more units to be deployed in the second half of 2017.

•
The new Raptor™ 2.0 cased-hole evaluation system was deployed to assess the remaining production potential of three shut-in unconventional wells in Western Canada. Data from the Raptor 2.0 system identified untapped oil- and gas-producing zones in two of the three wells. Using this data, the operator has established initial production and is planning additional recompletion campaigns in the reservoir.

International Operations

	Three Months Ended			Change
(In Millions)	6/30/2017	3/31/2017	6/30/2016	Sequential	Year-on-Year
International Operations
Revenues *	$787	$807	$892	(2)%	(12)%
Segment Operating Income (Loss) *	$(21)	$(4)	$52	(372)%	(140)%
Adjusted Segment Operating Income (Loss) **	$(21)	$(4)	$2	(372)%	(1,340)%
Adjusted Segment Operating Margin **	(2.6)%	(0.5)%	0.2%	(203 bps)	(274 bps)
* Revenues and Segment Operating Loss in the second quarter of 2017 include a $42 million reduction in revenue and operating income for the change in revenue recognition in Venezuela. Excluding this adjustment, the second quarter 2017 International results would have been $829 million in Revenues and $21 million in Segment Operating Income.
** Adjusted Segment Operating Income (Loss) and Margin here and elsewhere in this filing are non-GAAP measures and exclude the first quarter 2016 charges and second quarter 2016 income on the Zubair contract.

Second quarter revenues of $787 million were down 2% sequentially and down 12% year-on-year. Second quarter segment operating loss of $21 million (-2.6% margin) deteriorated $17 million from an operating loss of $4 million (-0.5% margin) in the prior quarter. Second quarter operating loss deteriorated $73 million year-on-year, and second quarter adjusted segment operating loss, which excluded the effect from the Zubair contract in 2016, deteriorated by $23 million year-on-year.

•	Latin America
Second quarter revenues of $203 million were down $39 million, or 16% sequentially, and down $46 million, or 18% compared to the same quarter last year. Second quarter operating loss of $35 million (-16.9% margin) was down $44 million sequentially from operating income of $9 million (3.8% margin) and down $36 million from operating income of $1 million (0.6% margin) compared to the same period last year.

The sequential and year-on-year declines in second quarter revenues and operating income were almost entirely due to the $42 million change in our accounting for revenue in Venezuela. Excluding this negative impact, second quarter revenues of $245 million were up $3 million, or 1% sequentially, and down $4 million, or 2% compared to the same quarter last year, and second quarter operating income of $7 million (2.9% margin) was down $2 million sequentially, and up $6 million compared to the same period last year. Sequentially, the improvements in revenue were primarily driven by activity increases in Argentina.

Operational highlights in Latin America during the second quarter include:

•
In a shallow-water integrated services project in the Gulf of Mexico, Weatherford set a new field record in the first well by drilling a directional offshore well to total depth 7 days faster than the previous field record.

•	Weatherford was awarded a 5-year contract for the provision of Pressure Pumping services in Chile, with a total value of over $150 million.

•	In Colombia, Weatherford won a contract with a major customer for solids control and waste management services in drilling and completion operations. Work is expected to start in August.

•
In Argentina, Weatherford won two sizable contracts for hydraulic fracturing services that will increase the utilization of existing pressure pumping fleets in the country and will create further opportunities to provide integrated completions services to the unconventional Argentina market.

•	Europe/Sub-Sahara Africa/Russia
Second quarter revenues of $244 million were flat sequentially and compared to the same quarter last year. Second quarter operating income of $5 million (2.0% margin) increased from operating loss of $10 million (-4.1% margin) sequentially, and increased from operating income of $1 million (0.3% margin) year-on-year. Sequential revenues remained steady due to recovery from the seasonal decline in Russia, partially offset by a decrease in Secure Drilling product sales in Europe while activity in Sub-Sahara Africa remained flat in a challenged market. Operating income improved primarily on the higher activity in Russia and further cost reduction measures in Sub-Sahara Africa.

Operational highlights in Europe/Sub-Sahara Africa/Russia during the second quarter include:

•
After demonstrating high levels of service quality and efficiency on a one-well project in the North Sea, Weatherford replaced the incumbent on a 5-year, logging-while-drilling contract with options for extension.

•
Weatherford and Gazprom Neft signed a technology cooperation agreement at the St. Petersburg International Economic Forum. The agreement is valid for five years and is intended to further develop current business relationships and collaborations between the two companies. Under the signed document, the parties agree to exchange operational and technological information for analysis, with the aim of identifying innovative solutions that will improve the efficiency and operational performance of both companies.

•	Middle East/North Africa/Asia Pacific
Second quarter revenues of $340 million were up 6% sequentially and down 15% from the same quarter in the prior year. Excluding the revenue related to the Zubair contract, second quarter revenue of $331 million was up 4% sequentially and flat compared to the same period last year. Second quarter segment operating income of $9 million (2.8% margin) improved from an operating loss of $3 million (-1.1% margin) in the prior quarter and deteriorated from an operating income of $50 million (12.5% margin) year-on-year. Excluding the income on the Zubair contract, second quarter 2016 adjusted segment operating income was nil (-0.1% margin), resulting in a year-on-year increase of $9 million compared to the current quarter adjusted segment operating income of $9 million (2.8% margin). The increase in sequential revenue and operating results was primarily due to higher activity in the United Arab Emirates, Kuwait and Thailand.

Operational highlights in the Middle East/North Africa/Asia Pacific during the second quarter include:

•
Weatherford won a turnkey project related to rigless well testing operations and mobilized operations in June 2017. In addition Weatherford was invited to participate in large turnkey well construction projects for a major Middle Eastern NOC.

•
Using technologies such as the Revolution® rotary-steerable system (RSS), the hostile-environment-logging (HEL) system and logging-while-drilling (LWD) tools, Weatherford delivered record-setting Directional Drilling results in five different wells for an operator in the Middle East. In one well, Weatherford achieved a rate of penetration 80% higher than the field average.

•
In a Gulf Cooperation Council country, Weatherford provided complete characterization of a challenging well in a prolific field. By deploying Compact™ logging and formation testing tools on drillpipe, Weatherford saved the operator approximately 60 hours of rig time compared to conventional pipe-conveyed logging operations. The Compact tools acquired high-quality nuclear, gamma, dual-neutron and array-induction logs, as well as more than 25 pressure points throughout the formation.

Land Drilling Rigs

Second quarter revenues of $101 million were up $12 million, or 13% sequentially and down $8 million, or 7% compared to the same quarter in the prior year. Second quarter operating loss of $20 million (-20.7% margin) improved sequentially by $10 million from an operating loss of $30 million (-33.3% margin) and deteriorated year-on-year by $3 million from an operating loss of $17 million (-15.7%). The sequential improvement in revenues and operating results was due to improved operational efficiency, and from Algeria and Kuwait being fully operational during the quarter. During the second quarter of 2017, the Land Drilling Rigs segment returned to positive EBITDA (segment operating income before interest, taxes, depreciation and amortization) with improved rig utilization and lower cost structure. The structural changes to operational processes and efficiencies implemented in the first half of this year, as well as potential opportunities to restart operations in multiple geographies should allow for continued improvement and sustained returns throughout the second half of 2017 and beyond.

Operational highlights in the Land Drilling Rigs business during the second quarter include:

•
Weatherford Land Drilling Rigs achieved zero lost-time incidents globally in Q2 2017. The business also celebrated safety milestones on a number of individual rigs, including 16 years without a lost-time incident on a rig in Saudi Arabia. Additionally, Weatherford rig operations in Oman and Kuwait received ISO 9001 certification in recognition of quality management systems.

•
Weatherford won a 2-year contract for a major NOC with the option to extend for one more year for two 1,500 HP drilling rigs. Over the initial 2-year period the total contract value is estimated at $72 million and the 1-year extension is valued at $35 million.

•	An operator in Algeria recognized Weatherford Land Drilling Rigs for achieving a new drilling record. The team reached a total depth of 2,150 meters in 20 days, more than 9 days ahead of plan.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 860 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on July 28, 2017, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, at http://ir.weatherford.com/conference-call-details. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected savings associated with our cost cutting measures, including the closing of our pressure pumping operations; the success and closing of our joint ventures and strategic partnerships; and the changes in spending by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016
Net Revenues:
North America	$475	$401	$965	$944
Middle East/North Africa/Asia Pacific	340	400	661	761
Europe/SSA/Russia	244	243	488	500
Latin America	203	249	445	554
Land Drilling Rigs	101	109	190	228
Total Net Revenues	1,363	1,402	2,749	2,987

Operating Income (Loss):
North America	2	(101)	(16)	(229)
Middle East/North Africa/Asia	9	—	6	6
Europe/SSA/Russia	5	1	(5)	—
Latin America	(35)	1	(26)	45
Land Drilling Rigs	(20)	(17)	(50)	(43)
Adjusted Segment Operating Loss	(39)	(116)	(91)	(221)
Research and Development	(36)	(41)	(75)	(86)
Corporate Expenses	(33)	(34)	(66)	(77)
Other Charges, Net	(19)	(269)	(91)	(523)
Total Operating Loss	(127)	(460)	(323)	(907)

Other Income (Expense):
Interest Expense, Net	(138)	(119)	(279)	(234)
Bond Tender Premium, Net	—	(78)	—	(78)
Warrant Fair Value Adjustment	127	—	65	—
Currency Devaluation Charges	—	—	—	(31)
Other Expense, Net	(10)	(7)	(21)	(6)
Net Loss Before Income Taxes	(148)	(664)	(558)	(1,256)

Income Tax (Provision) Benefit	(17)	102	(50)	203

Net Loss	(165)	(562)	(608)	(1,053)
Net Income Attributable to Noncontrolling Interests	6	3	11	10
Net Loss Attributable to Weatherford	$(171)	$(565)	$(619)	$(1,063)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.17)	$(0.63)	$(0.63)	$(1.24)

Weighted Average Shares Outstanding:
Basic & Diluted	990	899	989	856

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Net Revenues:
North America	$475	$490	$485	$449	$401
Middle East/North Africa/Asia Pacific	340	321	363	329	400
Europe/SSA/Russia	244	244	214	225	243
Latin America	203	242	250	255	249
Land Drilling Rigs	101	89	94	98	109
Total Net Revenues	$1,363	$1,386	$1,406	$1,356	$1,402

	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Operating Income (Loss):
North America	$2	$(18)	$(58)	$(95)	$(101)
Middle East/North Africa/Asia Pacific	9	(3)	9	(8)	—
Europe/SSA/Russia	5	(10)	(8)	(3)	1
Latin America	(35)	9	6	14	1
Land Drilling Rigs	(20)	(30)	(25)	(19)	(17)
Adjusted Segment Operating Loss	(39)	(52)	(76)	(111)	(116)
Research and Development	(36)	(39)	(40)	(33)	(41)
Corporate Expenses	(33)	(33)	(32)	(30)	(34)
Other Charges, Net	(19)	(72)	(251)	(771)	(269)
Total Operating Loss	$(127)	$(196)	$(399)	$(945)	$(460)

	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Product and Service Line Revenues (a):
Formation Evaluation and Well Construction	$811	$824	$773	$765	$806
Completion and Production	451	473	539	493	487
Land Drilling Rigs	101	89	94	98	109
Total Product Service Line Revenues	$1,363	$1,386	$1,406	$1,356	$1,402

	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Depreciation and Amortization:
North America	$40	$40	$41	$55	$58
Middle East/North Africa/Asia Pacific	51	51	52	60	60
Europe/SSA/Russia	39	39	41	45	48
Latin America	48	51	55	56	56
Land Drilling Rigs	23	24	22	22	23
Research and Development and Corporate	3	3	4	4	4
Total Depreciation and Amortization	$204	$208	$215	$242	$249

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools and Rental Equipment, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing Products, Liner Systems, Reservoir Solutions and Surface Logging. Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
Operating Loss:
GAAP Operating Loss	$(127)	$(196)	$(460)	$(323)	$(907)
Severance, Restructuring and Exited Businesses	31	75	51	106	128
Litigation Charges, Net	—	—	114	—	181
Impairments, Asset Write-Downs and Other (a)	(12)	(3)	154	(15)	212
Legacy Contract	—	—	(50)	—	2
Total Non-GAAP Adjustments	19	72	269	91	523
Non-GAAP Adjusted Operating Loss	$(108)	$(124)	$(191)	$(232)	$(384)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(148)	$(410)	$(664)	$(558)	$(1,256)
Operating Income Adjustments	19	72	269	91	523
Bond Tender Premium, Net	—	—	78	—	78
Warrant Fair Value Adjustment	(127)	62	—	(65)	—
Currency Devaluation Charges	—	—	—	—	31
Non-GAAP Loss Before Income Taxes	$(256)	$(276)	$(317)	$(532)	$(624)

(Provision) Benefit for Income Taxes:
GAAP (Provision) Benefit for Income Taxes	$(17)	$(33)	$102	$(50)	$203
Tax Effect on Non-GAAP Adjustments	(3)	(4)	(35)	(7)	(61)
Non-GAAP (Provision) Benefit for Income Taxes	$(20)	$(37)	$67	$(57)	$142

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(171)	$(448)	$(565)	$(619)	$(1,063)
Non-GAAP Adjustments, net of tax	(111)	130	312	19	571
Non-GAAP Net Loss	$(282)	$(318)	$(253)	$(600)	$(492)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.17)	$(0.45)	$(0.63)	$(0.63)	$(1.24)
Non-GAAP Adjustments, net of tax	(0.11)	0.13	0.35	0.02	0.67
Non-GAAP Diluted Loss per Share	$(0.28)	$(0.32)	$(0.28)	$(0.61)	$(0.57)

GAAP Effective Tax Rate (b)	(12)%	(8)%	15%	(9)%	16%
Non-GAAP Effective Tax Rate (c)	(8)%	(14)%	21%	(11)%	23%

(a)
Impairments, asset write-downs and other of $154 million in the second quarter of 2016 include $84 million to adjust a note from our largest customer in Venezuela to fair value and other impairments and write-offs of $70 million.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Assets:
Cash and Cash Equivalents	$584	$546	$1,037	$440	$452
Accounts Receivable, Net	1,165	1,292	1,383	1,414	1,484
Inventories, Net	1,728	1,700	1,802	1,917	2,195
Assets Held for Sale	929	860	23	11	14
Property, Plant and Equipment, Net	4,111	4,265	4,480	4,708	5,247
Goodwill and Intangibles, Net	2,527	2,602	3,045	3,104	3,182

Liabilities:
Accounts Payable	837	803	845	666	790
Liabilities Held for Sale	90	96	—	—	—
Short-term Borrowings and Current Portion of Long-term Debt	152	240	179	555	290
Long-term Debt	7,538	7,299	7,403	6,937	6,943

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 6/30/2017:
Net Debt at 3/31/2017			$(6,993)
Operating Loss			(127)
Depreciation and Amortization			204
Capital Expenditures for Property, Plant and Equipment			(42)
Acquisition of Assets Held for Sale			(3)
Proceeds from Sale of Assets			21
Increase in Working Capital			(78)
Proceeds from Note Receivable			59
Asset Write-Downs and Other Charges			9
Accrued Litigation and Settlements			(32)
Income Taxes Paid			(4)
Interest Paid			(107)
Other			(13)
Net Debt at 6/30/2017			$(7,106)

Change in Net Debt for the Six Months Ended 6/30/2017:
Net Debt at 12/31/2016			$(6,545)
Operating Loss			(323)
Depreciation and Amortization			412
Capital Expenditures for Property, Plant and Equipment			(82)
Acquisition of Assets Held for Sale			(243)
Proceeds from Sale of Assets			25
Increase in Working Capital			(75)
Proceeds from Note Receivable			59
Asset Write-Downs and Other Charges			28
Inventory Charges			6
Accrued Litigation and Settlements			(62)
Income Taxes Paid			(47)
Interest Paid			(251)
Other			(8)
Net Debt at 6/30/2017			$(7,106)

Components of Net Debt	6/30/2017	3/31/2017	12/31/2016
Cash	$584	$546	$1,037
Short-term Borrowings and Current Portion of Long-term Debt	(152)	(240)	(179)
Long-term Debt	(7,538)	(7,299)	(7,403)
Net Debt	$(7,106)	$(6,993)	$(6,545)
“Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.